Exhibit 99.2

NYSE: MMP

Date:	May 20, 2004

Contact:	Paula Farrell (918) 573-9233 paula.farrell@magellanlp.com

Magellan Midstream Partners Prices Debt Offering

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that it has priced its previously announced public offering of senior notes. The $250 million of 10-year senior unsecured notes priced at 6.45 percent. The net proceeds from this offering of approximately $247 million, after payment of underwriting discounts and estimated offering expenses, will be used principally to refinance a portion of the partnership’s existing debt. In connection with this refinancing, the collateral securing all of the partnership’s debt will be released.

J.P. Morgan Securities Inc. and Lehman Brothers Inc. are leading the debt offering, which is expected to close on May 25, 2004.

When available, a copy of the final debt prospectus supplement and related base prospectus associated with the senior notes offering may be obtained from J.P. Morgan Securities Inc., Attn: Corporate Bond Syndicate, 270 Park Avenue, New York, NY 10017, Phone: 212-834-4533, Fax: 212-834-6081, or Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Phone: 631-254-7106, Fax: 631-254-7268, e-mail: niokioh_wright@adp.com.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of the prospectus and related prospectus supplement.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at www.magellanlp.com.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.